Level 8 Systems, Inc. Acquires Assets of Ensuredmail(R), Secures Additional Working Capital

PRINCETON, NJ -- Jan 14, 2004 -- Level 8 Systems, Inc. (OTCBB: LVEL), today announced the acquisition of substantially all of the assets of Critical Mass Mail, Inc., d/b/a Ensuredmail(R). The acquisition was completed using Level 8 common stock. Simultaneously, the Company announced the closing of an equity infusion to support working capital. The acquisition of Ensuredmail(R) brings a new suite of products to Level 8. A federally-certified encryption email technology, it is a strategic complement to Level 8's award winning application and business process integration solution, Cicero.

Ensuredmail(R) provides easy-to-use, affordable security software solutions for organizations of all sizes. It enables secure, two-way communication, even with attachments, without requiring the recipients to install any software. The Ensuredmail Desktop works intuitively with existing email and is compatible with Outlook, Outlook Express, AOL, Lotus Notes and most web-based email systems. The Ensuredmail Gateway enables two-way secure email for enterprises with any email platform. Ensuredmail products enable organizations to experience the key business benefits of Internet-based email: speed, convenience and low cost, while complying with company policies and government mandates to protect confidential information.

"The acquisition of this innovative technology is an ideal complement to our groundbreaking Cicero integration platform. Businesses are looking to deploy effective, secure and efficient solutions for integration as well as communication. Adding Ensuredmail(R) to Cicero enables us to deliver a secure, affordable and highly efficient business solution today," said Tony Pizi, Chairman and CEO of Level 8 Systems, Inc.

The Ensuredmail technology was developed to allow companies to communicate securely via email and instant messaging to anyone - internally or externally. The cryptography used in all the products is U.S. (and Canadian) government certified (FIPS 140-1) - the highest civilian level of certification available today. Proven solutions range from simple desktop email plug-ins to enterprise-class server-based solutions.

Andrew Edelsohn and Matt Scarborough, co-founders of Ensuredmail, commented, "We are excited to become part of the Level 8 team. We feel there are great synergies in our organizations and together, we can deliver an incredible business integration solution".

Ensuredmail(R) customers include: the U.S. Air Force, U.S. Bureau of Alcohol, Tobacco and Firearms (ATF), UPS, the world's leading financial services companies and other multinational corporations. It is used widely in business and government, wherever the highest levels of secure email and messaging are needed.

The Ensuredmail products are available through the Level 8 website and other channel partners. Ensuredmail products are also available as an integrated feature of Level 8's desktop application integration solution, Cicero.

About Level 8 Systems Level 8 Systems, Inc. is a global provider of high-performance, application integration software that enables organizations to extend the life of their IT investments and maximize their IT portfolios. Level 8's technologies, products and services help fulfill the demanding needs of leaders in industries such as financial services, government, telecommunications/cable, utilities, transportation, energy, travel and hospitality and retail. For more information about Level 8 visit our website at www.level8.com.

Level 8 Systems, the Level 8 logo, Cicero, Ensuredmail, Ensuredmail Reader and "Integration at the Point of Contact" are trademarks of Level 8 Systems, Inc.